                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        American Film Technologies, Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   John Karl
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        AMERICAN FILM TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              On February 10, 1997

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of American Film Technologies, Inc. (the "Company") will be held at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, Tenth Floor, Los Angeles, California, on February 10, 1997 at 10:00 A.M. (Pacific Time) for the following purposes:

         1. To elect seven directors to the Board of Directors who will serve until the Company's 1997 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

         2. The amendment of the Company's Certificate of Incorporation to increase the capital stock of the Company to 250,000,000 shares, consisting of 225,000,000 million shares of common stock and 25,000,000 shares of preferred stock.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on December 31, 1996 will be entitled to notice of and to vote at said meeting or any adjournments thereof. A list of such stockholders shall be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the offices of the Company, located at 4105 Sorrento Valley Blvd., San Diego, CA 92121.

         The Board of Directors urges each stockholder to read carefully the enclosed proxy statement which is incorporated herein by reference.


                                    By Order of the Board of Directors,

                                    /s/   John Karl
                                    ---------------------------------------
                                    John Karl
                                    Secretary





4105 Sorrento Valley Blvd.
San Diego, CA  92121
Dated: January ___, 1997

                                    IMPORTANT

Whether or not you expect to attend the 1996 Annual Meeting in person, please complete, date, sign and return the enclosed proxy in the enclosed envelope which requires no postage if mailed in the United States. Your proxy will be revocable any time prior to its exercise either in writing or by voting your shares personally at the 1996 Annual Meeting.

                        AMERICAN FILM TECHNOLOGIES, INC.
                           4105 Sorrento Valley Blvd.
                               San Diego, CA 92121

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                February 10, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") and management of American Film Technologies, Inc., a Delaware corporation (the "Company"), of proxies to be used at the Company's 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, Tenth Floor, Los Angeles, California, on February 10, 1997 at 10:00 A.M. (Pacific Time) and at any adjournments thereof. A form of the proxy is enclosed for use at the meeting. Stockholders are being asked to vote upon the election of seven directors to the Board, the amendment of the Certificate of Incorporation and to transact such other business as may properly come before the meeting.

         If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the directors nominated by the Board, and FOR the amendment to the Certificate of Incorporation, and as recommended by the Board with regard to all other matters or if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" and/or "abstain" will be counted towards the quorum requirement but will not be voted for the election of the Board's director nominees or amendment to the Certificate of Incorporation, as the case may be.

         A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the meeting.

         The mailing address of the Company is 4105 Sorrento Valley Blvd., San Diego, CA 92121. The approximate date on which this Proxy Statement and form of proxy are being mailed to the stockholders is January __, 1997.


                               GENERAL INFORMATION

Outstanding Shares and Voting Rights

         There were 73,400,644 shares of common stock of the Company ("Common Stock") outstanding as of December 31, 1996, the Record Date for the stockholders entitled to vote at the Annual Meeting. Each stockholder of record at the close of business on December 31, 1996 is entitled to one vote for each share of Common Stock then held on each matter to come before the meeting, or any adjournments thereof.

         A majority of the votes eligible to be cast at the Annual Meeting by holders of Common Stock, or 36,700,323 votes, represented in person or by proxy at the Annual Meeting is required for a quorum. A plurality of the votes cast at the Annual Meeting by holders of shares of Common Stock entitled to vote, and present, in person or by proxy at the Annual Meeting voting for the election of directors is required for the election of each nominee as a director. Votes that are withheld from any nominee will be excluded from the vote and will have no effect. Brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. The Company's Certificate of Incorporation does not provide for cumulative voting. Approval of the amendment to the Company's Certificate of Incorporation (item 2 on the Notice) will require the affirmative vote of a majority of the outstanding shares. Accordingly, "abstentions" will have the same effect as a "no" vote on the proposal to amend the Company's Certificate of Incorporation. Brokers do not have discretionary authority to vote on this matter.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 (the Record Date) by each person believed by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company's voting securities. Unless noted otherwise, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. The table below includes options which are exercisable within 60 days of December 31, 1996. As of December 31, 1996, 73,400,644 shares of Common Stock were outstanding.

                                                                                % of             % of
Name and Address of                         Amount and Nature of                Common           Total
Beneficial Owner                            Beneficial Ownership                Stock            Votes
--------------------                        ---------------------               -------          ------

Gerald Wetzler                              33,156,333 (1) (2) (3)              34.63% (3)       45.93% (3)
(Chairman of the Board and
Chief Executive Officer)

L&R Holdings, Inc.                          12,145,854                          16.55%           16.55%
130 Shore Road
Port Washington, NY  11050

JCV Capital Corp.                           10,545,854                          14.37%           14.37%
P.O. Box 22719
Rochester, NY  14692

(1) Includes 2,333,333 shares issuable upon the exercise of outstanding options.

(2) Includes 178,644 shares issuable upon the exercise of outstanding options which Mr. Wetzler has agreed not to exercise until such time as such exercise along with the exercise of all other outstanding options and the shares of common stock actually outstanding would no longer exceed the total number of authorized shares of the Company's Common Stock. In the event the stockholders approve the proposed Amendment to the Certificate of Incorporation at the Annual Meeting, Mr. Wetzler would be free to exercise these shares (see "Stock Options").

(3) Also includes shares issuable upon the exercise of outstanding options to acquire an additional 20,000,000 shares of common stock. As of December 31, 1996, the Company had insufficient authorized shares of common stock to effect the conversion of such option. If the Company does not, at the time of exercise, have sufficient shares of common stock authorized to exercise the option, Mr. Wetzler shall have the right to purchase 10,000,000 shares of the Company's authorized but unissued convertible preferred stock. These preferred shares represent 100% of such class and in addition the right along with the common stock to vote on all matters at a rate of four votes per share of preferred stock (see "Stock Options").

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 31, 1996, owned by all directors and officers as a group. Unless noted otherwise, the holders listed below have sole voting and dispositive power over the shares beneficially held by them. The table below includes options which are exercisable within 60 days of December 31, 1996.

                                                                                % of             % of
                                            Amount and Nature of                Common           Total
Name of Beneficial Owner                    Beneficial Ownership                Stock            Votes
--------------------------                  ----------------------              ----------       ----------
Gerald Wetzler                                33,156,333 (1) (2) (3)             34.63%(3)        45.93%(3)
(Chairman and Chief Executive Officer)
Larry King (Director)                          1,000,000 (4)                      1.34%            1.34%
Harvey Finkel (Director)                          50,000 (4)                       *                *
Edward Payne (Director)                          650,000 (5)                       *                *
Porter Bibb (Director)                           600,000 (5)                       *                *
Steven Lefkowitz (Director)                      300,000 (6)                       *                *
Kay Salomon (Director)                         2,000,000                          2.72%            2.72%
John Karl                                        282,000 (6)                       *                *
(Vice President - Finance)
Directors and Officers as a group             38,038,333                         39.06%           49.44%

---------------------------
*  Less than one percent

(1) Includes 2,333,333 shares issuable upon the exercise of outstanding options.

(2) Includes 178,644 shares issuable upon the exercise of outstanding options which Mr. Wetzler has agreed not to exercise until such time as such exercise along with the exercise of all other outstanding options and the shares of common stock actually outstanding would no longer exceed the total number of authorized shares of the Company's Common Stock. In the event the stockholders approve the proposed Amendment to the Certificate of Incorporation at the Annual Meeting, Mr. Wetzler would be free to exercise these shares (see "Stock Options").

(3) Also includes shares issuable upon the exercise of outstanding options to acquire an additional 20,000,000 shares of common stock. As of December 31, 1996, the Company had insufficient authorized shares of common stock to effect the conversion of such option. If the Company does not, at the time of exercise, have sufficient shares of common stock authorized to exercise the option, Mr. Wetzler shall have the right to purchase 10,000,000 shares of the Company's authorized but unissued convertible preferred stock. These preferred shares represent 100% of such class and in addition the right along with the common stock to vote on all matters at a rate of four votes per share of preferred stock (see "Stock Options").

(4) All shares issuable upon exercise of outstanding options.

(5) Includes 100,000 shares issuable upon exercise of outstanding options.

(6) Includes 200,000 shares issuable upon exercise of outstanding options.

                          ITEM 1. ELECTION OF DIRECTORS

         All seven current members have been nominated for reelection at the meeting, each to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

         In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board. The Board has no present knowledge that any of the persons named will be unavailable to serve.

Information Concerning Directors and Nominees for Board of Directors

         Set forth below is certain information concerning the nominees for election as directors:

                                                     Position With
Name                               Age               the Company
----                               ---               --------------
Gerald Wetzler                     58                Chairman, Director, Chief
                                                     Executive Officer
Porter Bibb                        59                Director
Harvey Finkel                      50                Director
Larry King                         63                Director
Steven Lefkowitz (1)               40                Director
Edward Payne (1)                   51                Director
Kay Salomon                        42                Director
---------------------
(1) Member of Audit Committee

Gerald Wetzler

         Mr. Wetzler was elected Chairman of the Board of Directors of the Company on October 26, 1993, following his purchase of the controlling interest in the Company. Mr. Wetzler received a Juris Doctor degree from Columbia Law School and a Master of Laws degree from Harvard Law School. He practiced law with Cahill, Gordon & Reindel from 1962 to 1966. He worked in the corporate finance department of Lehman Brothers for five years and served as General Counsel for Beker Industries Corp., a New York Stock Exchange company. He has been a private investor since 1975.

Porter Bibb

         Mr. Bibb was elected to the Company's Board of Directors in October 1996. Mr. Bibb is a Managing Director at Ladenburg, Thalman & Co., Inc., a New York based investment banking concern since 1984. A senior investment banker specializing in media, entertainment and technology, Mr. Bibb is also the author of It Ain't As Easy As It Looks, a best selling biography of Ted Turner. He is currently writing a history of the Bronfman family dynasty for William Morrow & Co. Mr. Bibb is currently a Director of East Wind Group, Inc. located in Conshohocken, Pennsylvania and is also a Director of PMC International, Inc. located in Denver, Colorado.

Harvey Finkel

         Mr. Finkel is a Certified Public Accountant who was elected to the Company's Board of Directors in November 1996. Mr. Finkel has served as Senior Vice President and Chief Financial Officer of New World Entertainment, Ltd. since 1994. Previously, Mr. Finkel worked for Twentieth Century Fox from 1983 to 1994 in various executive capacities, most recently as Senior Vice President, Finance and Administration from 1988 to 1994.

Larry King

         Mr. King was elected to the Company's Board of Directors in February 1996. For more than five years, Mr. King has been a nationally recognized columnist, news commentator and talk show host. He is currently the host of CNN's "Larry King Live" and Mutual Radio's "Larry King Show" and is a columnist for USA Today. Among his many honors are Ace Awards, a Peabody Award and the Broadcaster of the Year from the International Radio and Television Society.

Steven Lefkowitz

         Mr. Lefkowitz was elected to the Company's Board of Directors in February 1996. He had previously served on the Board from 1994 to 1995. Mr. Lefkowitz is the founder and, for more than five years, has been President of Wade Capital Corporation, a privately held investment firm organized in 1990. Between 1985 and 1990, Mr. Lefkowitz was a member of the Corporate Finance Department of Drexel, Burnham, Lambert Incorporated. Mr. Lefkowitz is currently on the Board of Directors of Franklin Credit Management Corporation, a specialized finance company located in New York, New York.

Edward Payne

         Mr. Payne was elected to the Company's Board of Directors in June 1995. He is President of C. Melchers Consulting, Inc., a management consulting firm serving an international clientele in the areas of business strategy development and mergers and acquisitions. Previously, he was a Principal in Edward A. Payne & Associates, a business strategy firm, which he founded in 1987. Prior to forming Edward A. Payne & Associates, Mr. Payne had been a Senior Partner with Management Practice, Inc., a management consulting firm and was a Senior Associate in Booz, Allen & Hamilton, an international consulting firm.

Kay Salomon

         Ms. Salomon was elected to the Company's Board of Directors in December 1996. Since July 1995, she has been an Investment Banker with Levesque Beaubien Geoffrion, an investment firm specializing in film and entertainment financing, located in Montreal, Canada. Ms. Salomon also produces feature motion pictures. In December 1996, she finished production of Hysterie, starring Patrick MacGoohan and Amanda Plummer. From 1990 to July 1995, Ms. Salomon was an Executive Vice President managing domestic and international bond portfolios and served on the Board of Directors of Marleau Lemire Securities, Inc., a publicly traded, full service investment dealer, located in Montreal, Canada. She is currently on the Board of Directors of Keystone Entertainment, Inc., a publicly traded company located in Los Angeles, California.

         The Board recommends voting FOR the election of all seven nominees for directors. All the nominees currently serve as directors of the Company. Proxies given without instructions will be voted for all seven nominees.

Meetings and Committees of the Board of Directors

         The business affairs of the Company are managed under the direction of the Board of Directors, although the Board is not involved in day-to-day operations. During the fiscal year ended June 30, 1996, the Board met eight times. With the exception of Larry King, each director attended at least 75% of all Board and applicable committee meetings during the fiscal year ended June 30, 1996. Mr. King did not attend any of the Board meetings during the 1996 fiscal year. All outside directors have received options to purchase varying amounts of Common Stock at exercise prices which were less than the market price at the time of the grant.

Audit Committee

         The Audit Committee reviews with a firm of independent public accountants the scope and results of the annual audit and consults with the independent public accountants with regard to the adequacy of the Company's system of internal accounting controls.

         The Company's independent public accountants are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. In fiscal 1996, the Audit Committee consisted of two non-employee directors, Steven Lefkowitz and Edward Payne. The audit committee met once during this period.

Compensation Committee Interlocks and Insider Participation

         As a result of severe cash shortages which precipitated the Company's filing for bankruptcy protection in 1993, and its subsequent cessation of operations, the Company has had limited ability to pay its executive officers and, therefore, has not elected compensation committees of the Board. Currently, the Company still operates with limited cash availability. Mr. Karl is the only salaried executive at this time. During this period, the entire Board has determined the executive compensation, including Mr. Wetzler's (the Chief Executive Officer). At such time as the Company receives sufficient additional funding to restart its operations and rehire additional employees and executives, the Board intends to elect a new Compensation Committee who will be responsible for establishing a comprehensive program for the Company's executives' compensation.

Directors' Option Grants

         For their services on the Board during fiscal 1996, non-officer or non-employee directors were granted options to purchase varying amounts of the Company's common stock. Shown below is information concerning the amount of options granted to each non-officer or non employee director during fiscal 1996:

                           # of             Date of           Exercise          Date
Director                   options          Grant             Price             Exercised
--------                   -------          -------           -------------     ---------
Larry King                1,000,000         Feb. 23, 1996     $0.176            unexercised
Steven Lefkowitz             50,000         Feb. 23, 1996     $0.176            unexercised


Executive Compensation Table

The following table sets forth the compensation of the officers of the Company.


                           SUMMARY COMPENSATION TABLE

                  Annual Compensation                                 Long-term Compensation
---------------------------------------------------------------       -------------------------------------------------------------
                                                         Other        Restricted        Securities                     Payouts All
Name and                                                 Annual       Stock             Underlying         LTIP        Other
Position    Year  Salary ($)        Bonus ($)       Compensation      Awards            Options/SARs       Payouts     Compensation
--------    ----  ----------        ---------       ------------      ----------        ------------       -------     ------------
Gerald       1996     0              $125,000*            0             0              10,000,000 (1)        0           0
Wetzler
Chairman,
Director,
Chief
Executive
Officer
             1995     0                     0             0             0                       0            0           0
             1994     0                     0             0             0                       0            0           0

John Karl    1996     $113,500              0             0            $20,500                  0            0           0
Senior Vice
President,
Finance,
Treasurer
             1995     0                     0             0             0                       0            0           0
             1994     0                     0             0             0                       0            0           0

-------------------

* Upon confirmation of the Company's Plan of Reorganization (the "Plan") in October 1995, Mr. Wetzler received a bonus of $125,000, in accordance with the terms of the Plan

(1) In January 1996, pursuant to the terms of an Employment Agreement between the Company and Mr. Wetzler, Mr. Wetzler received options to purchase 10 million shares of the Company's Common Stock at $0.0628 per share. These options vest on a cumulative basis each month at a rate of 1 2/3% per month. The options were granted in lieu of cash compensation (see "Stock Options")

Stock Options

         In accordance with the terms of the Plan, all prepetition stock options were canceled. Subsequent to filing Chapter 11, the Board of Directors granted options to purchase common stock totaling 15,700,000 shares as of June 30, 1996 and 2,450,000 shares as of June 30, 1995. The options contain an exercise price per share in the range of $0.01 to $0.176. As of June 30, 1996 and 1995, vested options totaled 5,200,000 and 2,450,000 shares respectively.

         Included in the stock options at June 30, 1996 mentioned above, are options granted pursuant to the employment agreement of Gerald Wetzler, the Company's Chairman and CEO, which was entered into in January 1996. Under terms of the employment agreement, in lieu of cash compensation, the Company granted an option to purchase 10,000,000 shares of the Company's common stock at an exercise price of $0.0628. The options become exercisable on a cumulative basis each month at the rate of 1 2/3%. At June 30, 1996, 1,000,000 options were vested and exercisable. The options terminate on January 1, 2006. Compensation expense of $120,000 was recognized in fiscal 1996 related to these options.

         On June 17, 1996, the Company also entered into an agreement with Gerald Wetzler whereby Mr. Wetzler purchased, for a fee of $200,000 (which was deemed by the Board to be fair value), an option to acquire the Company's common stock, or if insufficient authorized shares of common stock are then available (as is currently the case), preferred stock convertible into common stock. The option gives the right to purchase up to 20,000,000 shares of the Company's common stock at an exercise price of $0.12 per share. As discussed above, Mr. Wetzler currently has pursuant to this option, the right to purchase 10,000,000 shares of the Company's authorized but unissued convertible preferred stock, carrying four (4) votes per share, at an exercise price of $0.24 per share. Any preferred stock issued pursuant to this option automatically converts to common stock when a sufficient number of additional shares of common stock are authorized. The option expires on June 17, 1998.

         Also included in the stock options at June 30, 1996 mentioned above are options granted to Larry King, a member of the Board of Directors, pursuant to an agreement dated February 9, 1996. Under the terms of the agreement, the Company granted an option to purchase 2,000,000 shares of the Company's common stock at an exercise price of $0.01. The options vest and become exercisable upon consummation of a financing arrangement within a two year period from the date of grant. At June 30, 1996, none of these were vested or exercisable. The options terminate on February 9, 1998. Upon consummation of a financing arrangement in accordance with the terms of the agreement, the fair value of the option at the grant date ($220,000) will be treated as a financing cost.

         The Company entered into agreements which became effective with the approval of the Plan with two former employees whereby they will be issued 100,000 shares of common stock of the reorganized Company upon their return to the Company, which had not occurred through June 30, 1996. If these employees do not return to the Company, these options will lapse. These shares will vest in 25,000 share increments every six months commencing on the effective date. These shares are not reflected as being issued in the consolidated balance sheet at June 30, 1996.

         The following table sets forth information with respect to stock options granted to each of the executives named in the Summary Compensation Table. The potential value of options granted depends entirely upon a long-term increase in the market.

                              OPTION/SAR GRANTS IN
                                   FISCAL YEAR
                       JULY 1, 1995 THROUGH JUNE 30, 1996

                           Number of                 Percent of total
                           Securities                options/SARs
                           Underlying                granted to                 Exercise
                           Options/SARs              employees in               or base          Expiration
Name                       Granted (#)               fiscal year                price            Date
----                       ------------              ----------------           --------         -----------
Gerald Wetzler             10,000,000                100%                       $0.0628         1/1/2006


Stock Grants

         As an inducement and compensation to certain key employees who were first put on reduced work and compensation schedules and later put on administrative leave, the Company agreed to issue common stock in order to initially incentivize these employees from not seeking other employment and subsequently to induce them to return to the Company if they are asked to do so. The agreement, which became effective with the approval of the Plan, called for an initial grant of 10,000 shares per employee, plus an additional 2,000 shares per employee per week up to a maximum of 36 weeks. These shares will be issued only if the employee is asked to return to the Company and does so, or if the employee is not asked to return to the Company, when and as if the Company recommences its operations. As of June 30, 1996, 742,000 shares have been set aside, of which 164,000 shares were issued on the Effective Date of the Plan. At this time, the Company does not know when, if ever, any of these employees will be asked to return to work.

Employment Contracts

         Wetzler Employment Agreement. Effective January 1, 1996 the Company entered into an employment agreement with Mr. Wetzler (the "Employment Agreement") to serve as the Chief Executive Officer of the Company. The agreement provides for a term of five years, subject to termination as provided in the Agreement, and provides that, as sole compensation under the Agreement, Mr. Wetzler will receive an option to purchase 10,000,000 shares of the Company's common stock at an exercise price of twelve cents less than the average trading price in the Company's common stock for the twenty trading days prior to and including January 18, 1996, which has been calculated as $0.628 per share, pursuant to the terms of a Stock Option Agreement (described below). The Employment Agreement provides for no cash compensation, but does entitle Mr. Wetzler to fringe benefits, including health insurance, on terms which may be agreed to from time to time by the Company and Mr. Wetzler.

         The Employment Agreement obligates the Company to indemnify Mr. Wetzler from and against third party claims in accordance with the Company's Certificate of Incorporation and By-Laws.

         Mr. Wetzler is entitled to terminate the Employment Agreement on the occurrence of certain events, including a breach by the Company or a change in control of the Company, as defined in the Employment Agreement. If the Employment Agreement is terminated because of a breach of the Employment Agreement by the Company, Mr. Wetzler is entitled to receive, as liquidated damages, a termination payment equal to $250,000, multiplied by the number of years, including partial years, remaining on the original term of the Employment Agreement. If the Employment Agreement is terminated in connection with a change in control of the Company, Mr. Wetzler is entitled to receive and amount equal to 2.99 multiplied by the greater of (a) the average annual gross compensation received by Mr. Wetzler from the Company from all sources during the five years prior to and including the year in which the event giving rise to termination occurs or (b) $250,000.

         Wetzler Stock Option Agreement. Pursuant to Mr. Wetzler's Employment Agreement, in lieu of cash compensation, the Company agreed to issue to Mr. Wetzler options to purchase 10,000,000 shares of common stock. The Stock Option Agreement between Mr. Wetzler and the Company, dated as of January 1, 1996 (the "Stock Option Agreement"), provides for the grant of the 10,000,000 shares at an exercise price of $.0628 per share, subject to adjustment in accordance with the terms of the Stock Option Agreement. The options granted pursuant to the Stock Option Agreement have a term ending on January 1, 2006. One and two-thirds percent (1 2/3%) of the options granted vest on January 31, 1996, with an additional one and two-thirds percent (1 2/3%) vesting at the end of each calendar month during Mr. Wetzler's employment, throughout the fifth anniversary of the grant at which time the options will be 100% vested.

         The exercise price of the options and the number of options are to be adjusted for corporate events having an effect of the capitalization of the Company. In addition, Mr. Wetzler may require the Company to redeem the options on the occurrence of certain material events, including a reorganization, reclassification or other similar capital transaction. The redemption price of the options, in such an event, would be equal to the average of the daily closing prices per share of common stock for the five consecutive business days immediately preceding the event, multiplied by the number of shares of common stock into which the option is exercisable at the time of redemption.

         The Company has no other outstanding employment contracts with any of the other executive officers named in the Summary Compensation table above.

Certain Relationships and Related Party Transactions

         Mr. King entered into a letter agreement and Transactional Stock Option Agreement with the Company, each dated February 23, 1996 pursuant to which Mr. King agreed to assist the Company in connection with the Company's efforts to find a suitable strategic alliance or financing partner. As consideration for locating such an investor or partner, Mr. King was granted options to acquire 2,000,000 shares of the Company's common stock at an exercise price of $0.01 per share. The options terminate on February 19, 1999, unless the options have vested prior to that date, in which case the options will terminate on February 23, 2001. The options shall vest solely upon the consummation of a transaction involving a financing or strategic alliance meeting certain parameters. The number of options granted and the exercise price of the options shall be adjusted to take into account stock dividends, stock splits and other similar events.

         Concurrently with the granting of the options described above, Mr. King and the Company entered into a Registration Undertaking dated February 23, 1996, under which the Company granted to Mr. King the demand and "piggyback" registration rights. Under the Registration Undertaking, Mr. King may make a single written request to the Company to effect a registration or qualification to permit the public transfer of the shares obtained by Mr. King through exercise of the above described options. Mr. King may not request a registration of fewer than 500,000 shares, and subject to certain conditions contained in the Agreement, the right to request registration will be effective commencing August 9, 1997 and ending on the earlier to occur of (i) August 9, 2002, (ii) the date when Mr. King may not longer acquire at least 500,000 shares of common stock through the exercise of options, (iii) the registrable securities can be sold without registration under Rule 144 (k) promulgated under the Securities Act of 1933, or (iv) the options are otherwise registered as part of a separate registration of options, which registration meeting specified qualifications. Mr. King also has "piggyback" registration rights, entitling him to require that, subject to certain limitations, the option shares be included in a registration of securities by the Company.

         On June 17, 1996, the Company also entered into an agreement with Gerald Wetzler whereby Mr. Wetzler purchased, for a fee of $200,000 (which was deemed by the Board to be fair value), an option to acquire up to 20,000,000 shares of the Company's common stock at an exercise price of $0.12 per share If the Company does not, at the time of exercise, have sufficient shares of common stock authorized to exercise the option, Mr. Wetzler shall have the right to purchase 10,000,000 shares of the Company's authorized but unissued convertible preferred stock at an exercise price of $0.24 per share. The option expires on June 17, 1998.

                 ITEM 2. AMENDMENT OF THE COMPANY'S CERTIFICATE
                                OF INCORPORATION

         The Board of Directors, by unanimous vote of those present, has declared advisable and directed that there be submitted to the stockholders of the Company at the Meeting a proposed amendment to Article Four of the Company's Certificate of Incorporation, which would effect an increase in the number of authorized shares of the Company's capital stock from 100,000,000 shares to 250,000,000 shares, consisting of an increase in the number of authorized shares of common stock from 90,000,000 shares to 225,000,000 shares and an increase the number of authorized shares of preferred stock from 10,000,000 shares to 25,000,000 shares.

         On the record date, the Company had 73,400,644 shares of common stock outstanding and had reserved for issuance an additional 16,778,000 shares (exclusive of Gerald Wetzler's 20,000,000 options - see Stock Options) pursuant to the exercise of outstanding options and stock grants, for a total of 90,178,644 shares authorized. Accordingly, the total of common shares outstanding and reserved for stock options and stock grants is in excess of the number of authorized shares of common stock of 90,000,000. In connection with the foregoing, Gerald Wetzler has agreed to refrain from exercising currently vested options to purchase 178,644 shares of common stock until such time as there is a sufficient number of authorized shares of common stock available for such exercise. In addition until such time as the number of shares of common stock is increased, Mr. Wetzler's options provide that such options be exercisable into 10 million shares of preferred stock, thereby utilizing all of the currently authorized preferred shares.

         The Company has been required to issue or authorize additional shares of common stock as a result of its financing activities to fund its continued activities and to attract and keep qualified consultants, executives and directors in lieu of cash payments. The Company anticipates being required to issue a significant number of additional shares in the financing of its continued activities as well as in an attempt to obtain financing for the recommencement of its business operations. The Company cannot state at this time the amount, if any, of financing which may become available to it or, if available, whether such financing will be on terms and conditions acceptable to it.

         If approved, the increased number of authorized shares of common stock and preferred stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law. The availability of additional shares for issue will afford the Company vital flexibility in acting upon potential financing. As discussed above, the Company is seeking additional equity capital and will issue additional shares of common stock, preferred stock or securities convertible into shares of common stock, if it has the opportunity to do so on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders. Without the authorization of such additional shares, the Company's ability to raise additional capital would be severely limited.

         The proposed amendment would enable the Board of Directors to authorize the issuance, without further stockholder action (unless required in a specific case by applicable laws, regulations or stock exchange rules), of up to 25,000,000 shares of Preferred Stock, in one or more series, with such terms and at such times and for such consideration as the Board of Directors may determine. With respect to any such series of Preferred Stock, the Board will be authorized to determine, among other things: (i) the dividend rate, which may be fixed or variable, the conditions and times at which the dividend is payable, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or non-cumulative; (ii) whether the shares are to be redeemable and, if so, at which times and prices and on what other terms and conditions; (iii) the terms and amount of any sinking fund provided for the purchase or redemption of the shares; (iv) whether the shares shall be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (v) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vi) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such series or of any other series of Preferred Stock ranking on a parity with, or prior to, the shares of such series; and (vii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution or winding up of the Company.

         If the amendment is adopted, the result will be to increase the flexibility of the terms of the Preferred Stock to give the Board greater latitude in determining the rights, powers, preferences and terms with respect to any series and to simplify and modernize the language.

         The Board believes that the proposed amendment is in the best interests of the Company and its stockholders. The authorization of additional shares of Preferred Stock will give the Company greater flexibility in equity financing by permitting the Board to issue shares of Preferred Stock without the delay and expense of a special meeting of stockholders. For example, the Board may deem it appropriate to make a private or public offering of the Company's Preferred Stock in order to raise funds for working capital or other purposes or the Preferred Stock could be issued to finance possible future acquisitions.

         The flexibility to issue the "blank check" Preferred Stock could also enhance the Board's bargaining capability in a takeover situation. For example, the Board could issue a series of Preferred Stock with the right as a separate class to approve any merger or sale of the Company. This could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Board could forestall or prevent a change in control by means of a private placement of the Preferred Stock with a person or entity friendly to management, whose vote would be required to approve the proposed takeover. Preferred Stock could also be issued in conjunction with the adoption of a stockholder purchase rights plan.

         The additional shares of common stock and preferred stock for which authorization is sought would be identical to the shares of common stock and preferred stock of the Company now authorized. Holders of common stock do not have preemptive rights to subscribe for additional securities which may be issued by the Company.

         The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting is required to authorize the proposed increase in the authorized number of shares of common stock and preferred stock. If the amendment is approved, the text of Article Four of the Company's Certificate of Incorporation will be amended to read as follows:

         "4. The total number of shares of stock which the corporation shall have authority to issue is Two Hundred and Fifty Million (250,000,000) of which stock Two Hundred and Twenty-Five Million (225,000,000) shares of the par value Two Mills ($.002) each shall be common stock and of which Twenty-Five Million (25,000,000) shares of the par value of One Mill ($.001) shall be preferred stock.

         The Board recommends voting FOR the proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized capital stock.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Act of 1934 (the "Exchange Act") requires the Company's officers and directors and the holders of more than ten percent of the Company's outstanding common stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all such reports required to be filed during or with respect to the fiscal year ended June 30, 1996 were made on a timely basis.

Common Stock Performance

         The Company filed for Chapter 11 bankruptcy in October 1993. Accordingly, the stock performance for the period July 1, 1991 through the period ended June 30, 1993 has been omitted since the dramatic decrease in the Company's stock trading price in the period prior to its bankruptcy filing would unduly distort the actual stock performance of the reorganized Company. As of June 30, 1991, the stock closed at $5.50 per share as opposed to a closing price of $1.375 per share on June 30, 1993. On December 3, 1996, the Company's stock closed at $0.89. In October 1995, the Company's Plan of Reorganization (the "Plan") was approved by the Bankruptcy Court. In accordance with the terms of the Plan, upon the effective date, the Company issued approximately 56% of its common stock upon receipt of $3,460,200 in connection with the H. J. Meyers Private Placement.

         The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the NASDAQ Composite Index and Color Systems, Inc. for the period beginning June 30, 1993 and ending June 30, 1996. The data set forth below assumes the value of an investment in the Company's Common Stock, the NASDAQ Composite Index and Color Systems, Inc. was $100.00 on June 30, 1993.

                           Comparison of Total Return
                               Since June 30, 1993

                     Among American Film Technologies, Inc.,
               The NASDAQ Composite Index and Color Systems, Inc.



     200|----------------------------------------------------------------------------------------------------------------------|
        |                                                                                                                      |
        |                                                                                                                      |
        |                                                                                                                      |
     175|----------------------------------------------------------------------------------------------------------------------|
        |                                                                                                                  &   |
        |                                                                                                                      |
        |                                                                                                        &             |
     150|----------------------------------------------------------------------------------------------------------------------|
        |                                                                                      &         &                     |
        |                                                                             &                                        |
        |                                                                                                                      |
     125|----------------------------------------------------------------------------------------------------------------------|
  D     |                                                                   &                                                  |
  O     |                                                                                                                      |
  L     |          &        &        &                   &         &                                                           |
  A  100|*&#----------------------------------&--------------------------------------------------------------------------------|
  R     |                                                                                                                      |
  S     |          #        #                                                                                                  |
        |                                                                                                                      |
      75|----------*-----------------------------------------------------------------------------------------------------------|
        |                            #                                                                                         |
        |                                                                                                                      |
        |                                     #                                                                                |
      50|----------------------------------------------------------------------------------------------------------------------|
        |                                                #         #        #                                                  |
        |                   *                                                        #                                         |
        |                                                                                     #*                               |
      25|----------------------------------------------------------------------------------------------------------------------|
        |                                                                                                #                     |
        |                                                                                                        #         #   |
        |                                                *         *                 *                   *       *         *   |
       0|                            *        *                             *                                                  |
         ----------|--------|--------|--------|----------|---------|--------|--------|---------|---------|--------|---------|--|

       June 30, Sept 30,  Dec 31,  Mar 31,  June 30,  Sept 30,  Dec 31,  Mar 31,  June 30,  Sept 30,  Dec 31,   Mar 31,   June 30,
       1993     1993      1993     1994     1994      1994      1994     1995     1995       995      1995      1996      1996

       *  American Film Technologies, Inc.         &  NASDAQ Composite Index
       #   Color Systems, Inc.

Independent Auditors

         The firm of Ernst & Young LLP, Independent Auditors, has audited the books and records of the Company for the past eleven fiscal years, and the Board of Directors desires to continue the services of this firm for the current fiscal year.

         A representative of Ernst & Young is expected to be available at the Meeting to respond to appropriate questions and to make a statement if so desired.

Stockholder Proposals

         The Company currently contemplates holding its 1997 Annual Meeting during the fall of 1997. Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1997 must be sent to the Company at 4105 Sorrento Valley Blvd., San Diego, CA 92121 and received not later than June 30, 1997 in order to be considered for inclusion in the proxy material relating to that meeting.

Other Matters

         The Board of Directors does not know of any other matters to be presented at the Meeting but, if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on them in accordance with their best judgment.

Annual Report

         A copy of the Annual Report to stockholders is being enclosed with this Proxy Statement. This Annual Report includes the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as filed with the Securities and Exchange Commission containing detailed information concerning the Company and its operations.

PROXY                    AMERICAN FILM TECHNOLOGIES, INC.
                         4105 Sorrento Valley Boulevard
                          San Diego, California 92121

         The undersigned hereby appoints Gerald M. Wetzler and Steven Lefkowitz, and each of them, with power of substitution, to represent and vote on behalf of the undersigned all of the shares of American Film Technologies, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Jeffer, Mangels, Butler & Marmaro, LLP, 2121 Avenue of the Stars, Tenth Floor, Los Angeles, California on February 10, 1997 at 10:00 a.m. (Pacific Time), and at any adjournment or postponement thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

1. ELECTION OF DIRECTORS
    FOR all nominees listed                WITHHOLD AUTHORITY
    below (except as marked                to vote for all nominees listed
    to the contrary below) / /             below / /

    Gerald Wetzler, Steve Lefkowitz, Edward Payne, Larry King, Porter Bibb, Harvey Finkel and Kay Salomon

    TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided below:

    ---------------------------------------------------------------------------

2. Amendment of Certificate of Incorporation to Increase Authorized Amount of Capital Stock of the Company to 250,000,000 shares, consisting of 225,000,000 shares of common stock and 25,000,000 shares of preferred stock.

   For / /             Against / /            Abstain / /

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

         The Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "FOR" the election of all seven nominees for director and "FOR" Proposal 2. This Proxy also delegates discretionary authority to vote with respect to any other matters which may properly come before the Meeting or any adjournment or postponement thereof.

                                       Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please return this proxy in the enclosed envelope. No postage is required if mailed within the United States.

                                       Dated:
                                             ----------------------------------



                                       ----------------------------------------
                                       (Signature)


                                       ----------------------------------------
                                       (Signature if held jointly)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.